Exhibit 18(ii) under Form N-1A
                                              Exhibit 99 under Item 601/Reg. S-K


                             BT PYRAMID MUTUAL FUNDS

      MULTIPLE CLASS EXPENSE ALLOCATION PLAN ADOPTED PURSUANT TO RULE 18F-3
                             REVISED: JUNE 11, 1997

WHEREAS, BT Pyramid Mutual Funds, a Massachusetts business trust (the "Trust"), engages in business as an open-end management investment company and is registered as such under the Investment Company Act of l940, as amended (the "Act"); and

WHEREAS, the Trust is authorized to (i) issue shares of beneficial interest ("Shares") in separate series, with the Shares of each such series representing the interests in a separate portfolio of securities and other assets, and (ii) divide the Shares within each series into two or more Classes; and

WHEREAS, the Trust has established six series as of the date hereof: BT Investment Money Market Fund, BT Investment Equity 500 Index Fund, BT Investment Limited Term U.S. Government Securities Fund, BT Institutional Asset Management Fund, BT Investment Equity Appreciation Fund, and BT PreservationPlus Fund (such series being referred to collectively herein as the "Initial Series;" such series, together with all other series subsequently established by the Trust and made subject to this Plan, being referred to herein individually as a "Series" and collectively as the "Series"); and

WHEREAS, Shares of the BT Investment Equity Appreciation Fund Series of the Trust have been divided into two Classes, such Classes having been established and designated as "Advisor Class Shares" and "Investment Class Shares" (each a "Class," such Classes together with all other Classes subsequently established by the Trust and made subject to this Plan, being referred to herein individually as a "Class" and collectively as the "Classes"); and

WHEREAS, Shares of the BT PreservationPlus Fund Series of the Trust have been divided into four Classes, such Classes having been established and designated as "Investment Class Shares," "Service Class Shares," "Institutional Class Shares," and "Institutional Service Class Shares" (each a "Class," such Classes together with all other Classes subsequently established by the Trust and made subject to this Plan, being referred to herein individually as a "Class" and collectively as the "Classes"); and

WHEREAS, the Board of Trustees of the Trust as a whole (the "Trustees"), and the Trustees who are not Interested Persons (as defined in the Act) of the Trust (the "Qualified Trustees"), having determined in the exercise of their reasonable business judgment that this Plan is in the best interest of each Class of each Initial Series, each Initial Series as a whole, and the Trust as a whole, have accordingly approved this Plan.

NOW, THEREFORE, the Trust hereby adopts this Plan in accordance with Rule l8f-3 under the Act, on the following terms and conditions:

1.    CLASS DIFFERENCES.

      Each Class of Shares of an Initial Series shall represent interests in the same portfolio of investments of such Initial Series and shall be identical in all respects, except that each such Class shall differ with respect to: (i) arrangements for shareholder services or the distribution of Shares, or both, and the allocation of expenses, as provided for in Section 2 of this Plan; (ii) the exclusive right of a Class to vote on certain matters relating to the Distribution and Services Plan adopted by the Trust pursuant to Rule 12b-1 under the Act with respect to such Class, if any; (iii) such differences relating to purchase minimums, sales charges, eligible investors, conversion features, and exchange privileges as may be set forth in the prospectuses and statements of additional information of the Initial Series, as the same may be amended or supplemented from time to time (the "Prospectuses" and "SAIs," respectively); and (iv) the designation of each Class of Shares.

2.    ALLOCATION OF EXPENSES.

      (a) CLASS EXPENSES. Expenses relating to different arrangements for shareholder services or the distribution of Shares, or both, shall be allocated to and paid by that Class. A Class may pay a different share of the other expenses, not including advisory or custodial fees or other expenses related to the management of a Series' assets, if such expenses are actually incurred in a different amount by that Class, or if the Class receives services of a different kind or to a different degree than other Classes. For example, expenses incurred in connection with any meeting of shareholders of a particular Class, and litigation expenses incurred with respect to matters affecting only a particular Class shall be allocated to that Class.

      (b) OTHER ALLOCATIONS. All other expenses of a Series shall be allocated to each Class on the basis of the net asset value of that Class in relation to the net asset value of the Series. Notwithstanding the foregoing, the distributor or adviser of a Series may waive or reimburse the expenses of a specific Class or Classes to the extent permitted under Rule 18f-3 under the Act.

3.    TERM AND TERMINATION.

      (a) INITIAL SERIES. This Plan shall become effective with respect to each Class of an Initial Series named above as of the later of (i) the date on which a Registration Statement with respect to such becomes effective under the Securities Act of 1933, as amended, or (ii) the date on which such Class commences offering its Shares to the public; and shall continue in effect with respect to such Class (subject to Section 3(c) hereof) until terminated in accordance with the provisions of Section 3(c) hereof.

      (b) ADDITIONAL SERIES OR CLASSES. This Plan shall become effective with respect to any other Class of an Initial Series, and with respect to each additional Series or Class thereof established by the Trust after the date hereof and made subject to this Plan, upon commencement of the initial public offering thereof, provided that the Plan has previously been approved with respect to such additional Series or Class by votes of a majority of both (i) the Trustees, and (ii) the Qualified Trustees; and shall continue in effect with respect to each such additional Series or Class (subject to Section 3(c) hereof) until terminated in accordance with the provisions of Section 3(c) hereof. An addendum hereto setting forth any specific and different terms of such additional Series or Classes shall be attached to this Plan.

      (c) TERMINATION. This Plan may be terminated at any time with respect to the Trust or any Series or Class thereof, as the case may be, by vote of a majority of both the Trustees and the Qualified Trustees. The Plan may remain in effect with respect to a Series or Class thereof even if it has been terminated in accordance with this Section 3(c) with respect to one or more other Series or Classes of the Trust.

4.    AMENDMENTS.

      Any material amendment to this Plan shall require the affirmative vote of a majority of both the Trustees and the Qualified Trustees.

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